FIRST CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN DEFENSE SYSTEMS, INC.

American Defense Systems, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.           The certificate of incorporation of the Corporation (the “Third Amended and Restated Certificate of Incorporation”) is hereby amended by deleting in its entirety Section 2(a)(xxiv) of Appendix A to the Third Amended and Restated Certificate of Incorporation and inserting the following in lieu thereof:

(xxiv) “Initial Conversion Price” means $0.50 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events after the First Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on or about April 9, 2010 becomes effective in accordance with the Delaware General Corporation Law).

2.           The Third Amended and Restated Certificate of Incorporation is hereby amended by adding the following to the end of Section 7 of Appendix A to the Third Amended and Restated Certificate of Incorporation:

So long as any shares of Series A Convertible Preferred Stock remain outstanding, the holders of shares of Series A Convertible Preferred Stock, voting separately as a single class, shall be entitled to elect, by vote or written consent (notwithstanding any other provision of the Certificate of Incorporation) two (2) directors of the Company at each annual election of directors (and to fill any vacancies with respect thereto)(the “Series A Directors”). Effective upon the first day that no shares of Series A Convertible Preferred Stock remain outstanding, without any further action, (i) the terms of office of the Series A Directors shall be automatically terminated, (ii) the Series A Directors shall no longer be qualified to serve as Series A Directors, (iii) the right of the holders of Series A Convertible Preferred Stock, voting as a separate class, to elect two (2) directors pursuant to the immediately preceding sentence shall terminate, and (iv) the total authorized number of directors of the Corporation shall automatically be reduced by two (2), and any further change in the number of directors shall be made in accordance with Article V of the Company’s certificate of incorporation.

3.           The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by Gary Sidorsky, its Chief Financial Officer, this 9th day of April, 2010.

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Name:	Gary Sidorsky
Title:	Chief Financial Officer